Exhibit 99.1

Contact: Joe Favorito 212/356-4003 (o)
917/566-8345 (c)
jfavorito@ifl.tv

FOR IMMEDIATE RELEASE

JEFFREY M. JAGID JOINS INTERNATIONAL FIGHT LEAGUE
BOARD OF DIRECTORS

Chairman of the Board and CEO of I.D. Systems, Inc. To Advise the World’s First
Professional Mixed Martial Arts League

NEW YORK, May 1, 2007- The International Fight League (OTC.BB: IFLI), the world’s first team-based professional mixed martial arts league, announced today that Jeffrey M. Jagid, chairman and CEO of I.D. Systems, Inc. (NASDAQ:IDSY) has joined its board of directors.

“We could not ask for a more qualified addition to our Board of Directors,” said Gareb Shamus, co-founder and CEO of the IFL.  “Jeff has impeccable integrity, a history of distinguished corporate governance, and a broad range of managerial and advisory expertise.  His skill in creating and managing growing public companies will be invaluable as we enter our second year.  We expect him to have an immediate and positive impact”

“It is a pleasure to join the board of the IFL,”  Jagid said.  “I have studied their business plan and firmly believe that their efforts to date — from their partnership with companies like Microsoft Xbox, Fox and Warner Home Video to their vision to consolidate and grow a sports business — are right on target.  I look forward to working with Kurt Otto and Gareb Shamus in helping them grow their brand any way I can. These gentlemen are driven to succeed in building value for shareholders.”

Jagid has been the Chairman of the Board of I.D. Systems, Inc. since June 2001 and its Chief Executive Officer since June 2000. Prior thereto, he served as its Chief Operating Officer. Since he joined I.D. Systems, Inc. in 1995, Mr. Jagid also has served as a director as well as the Company’s General Counsel. Mr. Jagid received a Bachelor of Business Administration from Emory University in 1991 and a Juris Doctor degree from the Benjamin N. Cardozo School of Law in 1994. Prior to joining the Company, Mr. Jagid was a corporate litigation associate at the law firm of Tannenbaum Helpern Syracuse & Hirschtritt LLP in New York City. He is a member of the Bar of the States of New York and New Jersey. Mr. Jagid is also a director of Coining Technologies, Inc. and sits on the executive committee of the NJ-PA Council of the AeA (formerly the American Electronics Association).  I.D. Systems, Inc. trades on the Nasdaq Global Market under the ticker “IDSY” and is engaged in the development, marketing, and sale of wireless solutions.

Jagid replaces Richard Kurtz on the IFL Board of Directors.  Kurtz, the president of Kamson Corporation, has left the board in order to fully concentrate on his extensive real estate development projects, which includes the Frick Estate in Alpine, N.J., which he purchased in early 2006.

(more)

Jagid Joins IFL Board of Directors — p.2

Each of the 12 IFL teams for 2007 will compete in three regular season events; the teams with the top four overall win-loss team records will advance to the semi-finals, which will be held on Thursday, August 2, at Continental Airlines Arena in East Rutherford, N.J.  The 2007 IFL Finals will then be held at The Forum in Los Angeles on Saturday, September 15.

About the IFL

International Fight League™ (IFL) is the world’s first professional mixed martial arts sports league. IFL has its headquarters in New York and offices in Las Vegas.  For more information about IFL, please see:  www.ifl.tv.

Forward-Looking Statements: This release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and IFL’s management’s expectations, hopes, beliefs, intentions or strategies regarding the future financial condition, and results of operations.  There can be no assurance that future developments actually affecting IFL will be those anticipated.

Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include the risks and uncertainties such as the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; effects of competition, including locations of competitors and operating and market competition.. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

IFL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. This press release may include the opinions of IFL and does not necessarily include the views of any other person or entity.

The names of all International Fight League, Inc. televised and live programming, teams, images, and logos are trademarks, which are the exclusive property of International Fight League, Inc.  All other trademarks and tradenames mentioned in this release are the property of their respective owners, and are not affiliated with IFL in any way.

— IFL —